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EXHIBIT 11.1

CSFB (USA), INC.
SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
AND BASIC EARNINGS PER SHARE FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998

	Years Ended December 31,
	2000	1999	1998
	(In Thousands, Except Share and Per Share Data)
CSFB (USA), Inc.
Weighted Average Common Shares:
Average Common Shares Outstanding	1,000	1,000	1,000
Average Restricted Stock Units Outstanding	—	—	—

Weighted Average Common Shares Outstanding	1,000	1,000	1,000

Earnings:
Net Income (Loss)	$(1,075,812)	$600,700	$370,800
Less: Preferred Stock Dividend Requirement	21,155	21,180	21,310

Earnings (Loss) Applicable to Common Shares	$(1,096,967)	$579,520	$349,490

Basic Earnings (Loss) Per Common Share	$(1,096,967)	$579,520	$349,490

CSFB (USA) Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	1,000	1,000	1,000
Average Restricted Stock Units Outstanding	—	—	—

Weighted Average Common Shares Outstanding	1,000	1,000	1,000

Earnings:
Net Income (Loss)	$(1,075,812)	$600,700	$370,800
Less: Preferred Stock Dividend Requirement	21,155	21,180	21,310
Earnings Applicable to Common Shares— CSFBdirect	(1,419)	(903)	—

Earnings (Loss) Applicable to Common Shares	$(1,095,548)	$580,423	$349,490

Basic Earnings (Loss) Per Common Share	$(1,095,548)	$580,423	$349,490

CSFBdirect Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	18,400,000	18,400,000

Earnings:
Net Income (Loss)	$(1,419)	$(903)

Earnings Applicable to Common Shares	$(1,419)	$(903)

Basic Earnings Per Common Share	$(0.08)	$(0.05)

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  EXHIBIT 11.1
EXHIBIT 11.1